Exhibit 3

SUBSCRIPTION AGREEMENT

To:              Brookfield Property L.P.

Dated:         November 1, 2013

RECITALS:

I. Brookfield US Holdings Inc. (“BUSHI”) has agreed to subscribe for and purchase, and Brookfield Property L.P. (the “Property Partnership”) has agreed to issue and sell to BUSHI, an aggregate of $76,110,475 (the “Subscription Amount”) of redemption-exchange units (“REUs”) on a private placement basis at a price per REU equal to the volume-weighted average of the trading price of the non-voting limited partnership units (the “BPY Units”) of Brookfield Property Partners L.P. (“BPY”) on the NYSE for the 21 trading days ending on the third trading day prior to the Closing Date.

II. The volume-weighted average of the trading price of the BPY Units on the NYSE for the 21 trading days ending on the third trading day prior to the Closing Date is $19.4150, as reported by Bloomberg.

III. The consortium through which Brookfield Asset Management Inc., BPY, the Future Fund Board of Guardians through its custodian The Northern Trust Company, subsidiaries of China Investment Corporation and others hold interests in General Growth Properties, Inc. (“GGP”) and Rouse Properties, Inc. (“Rouse”) is being restructured, as a result of which, among other things, (a) the Property Partnership, directly or through its subsidiaries, will be acquiring additional interests in GGP and Rouse, (b) BPY will be issuing non-voting limited partnership units and (c) the Property Partnership will be issuing REUs (together, the “Consortium Restructuring”).

IV. BPY intends to use the Subscription Amount in connection with the Consortium Restructuring.

NOW THEREFORE, the Property Partnership and BUSHI agree as follows:

Subscription

1.	Subject to the terms and conditions contained in this subscription agreement (the “Agreement”), on the date hereof (the “Closing Date”), BUSHI hereby subscribes for and agrees to purchase from the Property Partnership, and the Property Partnership agrees to issue and sell to BUSHI, 3,920,189 REUs (the “Purchased Units”) at a price of $19.4150 per Purchased Unit, for an aggregate purchase price equal to the Subscription Amount.

2.	At the closing (the “Closing”) of the purchase and sale of the Purchased Units, the Property Partnership shall deliver to BUSHI the Purchased Units registered in the name of BUSHI against payment to the Property Partnership by wire transfer of the Subscription Amount in accordance with Sections 6 and 7.

BUSHI’s Acknowledgements

3.	BUSHI acknowledges that:

(a)	the Purchased Units are being offered for sale on a “private placement” basis and will be subject to statutory resale restrictions under applicable securities laws, and BUSHI covenants that it will not resell the Purchased Units except in compliance with such laws and BUSHI acknowledges that it is solely responsible for such compliance;

(b)	the Purchased Units have not been and will not be registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States or to U.S. persons (as such terms are defined in Regulation S under such Act) unless registered under such Act or an exemption from the registration requirements of such Act is available;

(c)	the Property Partnership is relying on an exemption from the requirement to provide BUSHI with a prospectus under applicable securities laws and, as a consequence of acquiring the Purchased Units pursuant to such exemption, certain protections, rights and remedies provided by applicable securities laws, including statutory rights of rescission or damages, will not be available to BUSHI, and BUSHI may not receive information that would otherwise be required to be provided to it under applicable securities laws;

(d)	no domestic or foreign federal, provincial, state, municipal or other governmental department, court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority, including any securities regulatory authority, the Toronto Stock Exchange and the New York Stock Exchange, has reviewed or passed on the merits of investing in the Purchased Units and there is no government or other insurance covering the Purchased Units;

(e)	there are risks associated with the purchase of the Purchased Units; and

(f)	BUSHI has and will have, at the Closing, available funds sufficient to pay the Subscription Amount for the Purchased Units as required pursuant to this Agreement.

BUSHI’s Representations, Warranties and Covenants

4.	BUSHI represents, warrants and covenants to the Property Partnership (which representations, warranties and covenants shall survive the Closing) and acknowledges that the Property Partnership is relying thereon, that:

(a)	BUSHI is a corporation duly formed and validly existing under the laws of the Province of Ontario and has the power and authority to own, lease and operate its properties and to conduct its business;

(b)	BUSHI has all requisite legal and corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(c)	BUSHI has duly authorized, executed and delivered this Agreement, and upon acceptance by the Property Partnership, this Agreement will constitute a valid and binding agreement of BUSHI, enforceable against BUSHI in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization or other laws of general application affecting enforcement of creditors’ rights, general principles of equity that restrict the availability of equitable remedies;

(d)	BUSHI is an “accredited investor” as defined in National Instrument 45-106 and is purchasing the Purchased Units as principal and not for the benefit of any other person. BUSHI was not created, and is not being used, solely to purchase and hold securities in reliance on an exemption from applicable prospectus requirements under applicable securities laws and has a bona fide business other than the investment in the Purchased Units. BUSHI is not acting jointly or in concert with any other person or company for the purposes of acquiring the Purchased Units; and

(e)	BUSHI was not offered the Purchased Units in the United States, BUSHI is a non-U.S. person, the sale and purchase of the Purchased Units, including the execution of this Agreement was, or is being, or will be, as the case may be, executed, outside of the United States, and the sale and purchase of the Purchased Units is not part of a plan or scheme to evade the registration requirements of the United States Securities Act of 1933, as amended. For purposes of this paragraph (e), “United States” and “non-U.S. person” have the meanings ascribed thereto in Regulation S under such Act.

The Property Partnership’s Representations, Warranties and Covenants

5.	The Property Partnership represents, warrants and covenants to BUSHI (which representations, warranties and covenants shall survive the Closing) and acknowledges that BUSHI is relying thereon, that:

(a)	the Property Partnership is a limited partnership duly formed and validly existing under the laws of Bermuda and has the power and authority to own, lease and operate its properties and to conduct its business;

(b)	the Property Partnership has all requisite legal and corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including the issuance and delivery to BUSHI of the Purchased Units;

(c)	the Property Partnership has duly authorized, executed and delivered this Agreement, and upon acceptance by BUSHI, this Agreement will constitute a valid and binding agreement of the Property Partnership, enforceable against the Property Partnership in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization or other laws of general application affecting enforcement of creditors’ rights, general principles of equity that restrict the availability of equitable remedies;

(d)	the Property Partnership has the capacity to issue an unlimited number of REUs; and

(e)	the Purchased Units have been duly authorized for issuance and sale to BUSHI pursuant to this Agreement and, when issued and delivered by the Property Partnership pursuant to this Agreement against payment of the Subscription Amount, will be validly issued, fully paid and non-assessable.

Delivery and Payment

6.	BUSHI shall deliver or cause to be delivered to the Property Partnership at or prior to the Closing:

(a)	the Subscription Amount by wire transfer; and

(b)	such other documentation as may be reasonably requested by the Property Partnership.

7.	The Property Partnership shall deliver or cause to be delivered to BUSHI at or prior to the Closing:

(a)	all such documents, certificates and instruments and shall do all such other acts and things as BUSHI may consider necessary or desirable, acting reasonably, to effectively issue the Purchased Units to BUSHI; and

(b)	such other documentation as may be reasonably requested by BUSHI

General

8.	BUSHI acknowledges that the Property Partnership is a limited partnership, a limited partner of which is liable for any liabilities or losses of the partnership only to the extent of the amount that such limited partner has contributed, or agreed to contribute, to the capital of the partnership and such limited partner’s pro rata share of any undistributed income.

9.	Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by electronic means of communication addressed to the recipient as follows:

To the Property Partnership:

Brookfield Property L.P.

73 Front Street

Hamilton, HM 12, Bermuda

Fax No.:             441-296-4475

Attention:          Corporate Secretary

To BUSHI:

Brookfield US Holdings Inc.

Brookfield Place, Suite 300

181 Bay Street

Toronto, ON, M5J 2T3

Fax No.:             416-365-9642

Attention:          A. J. Silber

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the business day during which such normal business hours next occur if not given during such hours on any day.

10.	All dollar amounts referred to in this Agreement are expressed in U.S. dollars and, for greater certainty, “$” means U.S. dollars, unless otherwise indicated.

11.	The headings contained in this Agreement are for convenience only and do not affect the construction or interpretation of this document.

12.	This Agreement contains the entire agreement of the parties and supersedes all prior agreements between the parties relating to the subject matter hereof. There are no representations, warranties covenants or other agreements between the parties relating to the subject matter hereof except as stated or referred to herein.

13.	No amendment to this Agreement will be valid or binding unless set forth in writing and executed by both parties. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise expressly provided in the written waiver, will be limited to the specific breach waived.

14.	No party may assign its rights or benefits under this Agreement without the prior written consent of the other party. The terms and provisions of this Agreement shall be binding upon and enure to the benefit of the Property Partnership and BUSHI and their respective successors and permitted assigns.

15.	Each party will, from time to time at the request of the other party, execute and deliver all such further documents and perform or cause to be performed such further acts or things as may be reasonably required to give full effect to, and carry out or better evidence or perfect the intent of, this Agreement.

16.	Time is of the essence in this Agreement.

17.	All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not any of the transactions contemplated hereby are consummated.

18.	This Agreement shall be governed by and construed in accordance with the laws of Bermuda.

19.	This Agreement may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.

[Remainder of Page Intentionally Left Blank]

Dated as of the date first written above.

BROOKFIELD US HOLDINGS INC.

Per:	/s/ Allen Yi
Name: Allen Yi Title: Vice-President

This Agreement is accepted by the Property Partnership as of the date first written above.

BROOKFIELD PROPERTY L.P., by BROOKFIELD PROPERTY PARTNERS L.P., its general partner, by BROOKFIELD PROPERTY PARTNERS LIMITED, its general partner

Per:	/s/ Jane Sheere
Name: Jane Sheere Title: Secretary

[Signature page to Subscription Agreement between the Property Partnership and BUSHI (cash)]